TUCKER ANTHONY MUTUAL FUND
              AMENDMENT NO. 2 TO AGREEMENT AND DECLARATION OF TRUST


          Amendment NO. 2 to the Agreement and Declaration of Trust dated December 22, 1980, made at Boston, Massachusetts, this 21st day of September.

                              W I T N E S S E T H:
                               - - - - - - - - - -

          WHEREAS, Section 8.3 of an Agreement and Declaration of Trust dated December 22, 1980, as amended (the "Declaration"), of Tucker Anthony Mutual Fund (the "Trust") provides that the Declaration may be amended to establish and designate new Series of Shares by an instrument in writing, signed by an officer of the Trust pursuant to a vote of the majority of the Trustees of the Trust; and

          WHEREAS, a majority of the Trustees of the Trust have on this date duly adopted the following votes:

          VOTED: That the Agreement and Declaration of Trust of Tucker Anthony Mutual Fund dated December 22, 1980, as amended (the "Declaration"), be further amended as contemplated in Section 4.1 thereof by establishing and designating an additional Series of Shares (in addition to the Cash Management Fund heretofore established and designated) to be known as the "Government Securities Fund", such new Series to have the relative rights and preferences set forth in Subsections (a) through (m) of Section 4.2 of the Declaration; and further

          VOTED: That the President, Vice Presidents and Secretary of this Trust, and each of them acting singly, are authorized to execute an instrument in writing effecting the aforesaid amendment and to  cause  the  same  to  be  filed  wherever in the
                            discretion   of  such   officer   such   filing   is
                            appropriate;

         NOW THEREFORE, the undersigned Hugh A. Dunlap, Jr., the duly appointed and serving President of Tucker Anthony Mutual Fund, pursuant to the foregoing authorization, hereby amends the Declaration by designating and establishing a Series of Shares (in addition to the "Cash Management Fund" heretofore established and designated) to be known as "Government Securities Fund", effective as of this date, such new Series to have the relative rights and preferences set forth in Subsections (a) through (m) of Section 4.2 of the Declaration.

         WITNESS my hand and seal this 21st day of September.


                                                      /s/ Hugh A. Dunlap, Jr.
                                                      -----------------------

 COMMONWEALTH OF MASSACHUSETTS )
                               ) SS.
 COUNTY OF SUFFOLK             )

     Then  personally   appeared  the  above-named  Hugh  A.  Dunlap,   Jr.  and
acknowledged this instrument to be his free act and deed this 21st day of September, 1981.

                                            /s/ David H. Murphree
                                            --------------------------
                                            Notary Public

                                            My commission expires:
                                            DAVID H. MURPHREE, Notary Public
                                            My Commission Expires, Jan. 24, 1986


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